Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Patrick O'Brien		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7893	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Third Quarter 2020 Financial Results

Conference Call with Slides Begins at 8:30 a.m. Eastern Time Today

SAN DIEGO (October 30, 2020) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three- and nine-months ending September 30, 2020 and provided an operating forecast and program updates. Ligand management will host a conference call with slides today beginning at 8:30 a.m. Eastern time to discuss this announcement and answer questions.

“Our business is performing very well across the board. We are pleased to be reporting strong third quarter financial results and foresee substantial momentum and accelerating growth as we close out 2020 and move into 2021,” said John Higgins, Chief Executive Officer of Ligand. “Revenue is tracking well against the guidance we raised throughout the year, and we are pleased with our earnings performance with adjusted diluted EPS coming in much higher than our outlook at the start of 2020.”

Higgins continued, “Beyond robust financial performance, we closed three acquisitions in the past three months, with Pfenex in particular providing significant P&L contribution and a major new technology platform backed by top-tier partnering contracts. We are proud of our contribution to helping make Gilead's Veklury possible as the first and only FDA approved treatment for COVID-19. Our core business is very strong and forms the foundation of Ligand’s value, but we certainly see the surge in Captisol business due to Veklury as meaningful upside now and over the next few quarters. Captisol material sales will provide Ligand increased cash flow and, in turn, the opportunity to invest in other areas to drive future growth.”

Third Quarter 2020 Financial Results
Total revenues for the third quarter of 2020 were $41.8 million, compared with $24.8 million for the same period in 2019. Royalties for the third quarter of 2020 were $9.0 million, compared with $9.8 million for the same period in 2019. Royalties for the third quarter of 2020 and 2019 primarily consisted of royalties from Kyprolis® and EVOMELA®. Captisol sales were $23.4 million for the third quarter of 2020, compared with $6.8 million for the same period in 2019, primarily reflecting higher sales of Captisol for use with remdesivir. Contract revenue was $9.5 million for the third quarter of 2020, compared with $8.2 million for the same period in 2019.

Cost of goods sold was $6.4 million for the third quarter of 2020, compared with $3.1 million for the same period in 2019, with the increase primarily attributable to higher sales of Captisol. Amortization of intangibles was $3.9 million for the third quarter of 2020, compared with $3.6 million for the same period

Exhibit 99.1
in 2019, with the increase attributable to the Icagen acquisition in April 2020. Research and development expense was $12.9 million for the third quarter of 2020, compared with $13.7 million for the same period of 2019, with the decrease primarily attributable to amortization of research and development expense related to Novan and Palvella in the prior-year period. General and administrative expense was $15.0 million for the third quarter of 2020, compared with $9.5 million for the same period in 2019, with the increase primarily attributable to additional expenses from Icagen and other acquisition-related costs.

Net loss for the third quarter of 2020 was $6.7 million, or $0.42 per share, compared with net loss of $15.3 million, or $0.81 per share, for the same period in 2019. Net loss for the third quarter of 2020 included a $11.7 million net non-cash loss from the value of Ligand’s short-term investments, while net loss for the third quarter of 2019 included a $13.4 million net non-cash loss from the value of Ligand’s short-term investments. Adjusted net income for the third quarter of 2020 was $17.5 million, or $1.04 per diluted share, compared with $9.5 million, or $0.49 per diluted share, for the same period in 2019. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

As of September 30, 2020, Ligand had cash, cash equivalents and short-term investments of $795 million. Following the closing of the Pfenex acquisition on October 1, Ligand had approximately $400 million in cash, cash equivalents and short-term investments.

Year-to-Date Financial Results
Total revenues for the nine months ended September 30, 2020 were $116.4 million, compared with $93.3 million for the same period in 2019. Royalties for the nine months ended September 30, 2020 were $22.8 million and primarily consisted of royalties from Kyprolis® and EVOMELA®. Royalties for the nine months ended September 30, 2019 were $35.9 million and included $14.2 million in royalties from Promacta; Ligand sold its Promacta license to Royalty Pharma as of March 6, 2019. Captisol sales were $69.0 million for the nine months ended September 30, 2020, compared with $24.4 million for the same period in 2019, with the increase primarily reflecting higher sales of Captisol for use with remdesivir. Contract revenue was $24.7 million for the nine months ended September 30, 2020, compared with $33.0 million for the same period in 2019, with the change due to the timing of partner events.

Cost of goods sold was $18.7 million for the nine months ended September 30, 2020, compared with $9.4 million for the same period in 2019, with the increase primarily attributable to higher sales of Captisol. Amortization of intangibles for the nine months ended September 30, 2020 was $11.3 million, compared with $10.6 million for the same period in 2019, with the increase attributable to the Icagen acquisition. Research and development expense was $37.5 million for the nine months ended September 30, 2020, compared with $37.2 million for the same period of 2019. General and administrative expense was $34.4 million for the nine months ended September 30, 2020, compared with $31.6 million for the same period in 2019, with the increase primarily attributable to additional expenses from Icagen and other acquisition-related costs.

Net loss for the nine months ended September 30, 2020 was $8.7 million, or $0.54 per share, compared with net income of $636.7 million, or $31.29 per diluted share, for the same period in 2019. Net loss for the nine months ended September 30, 2020 included a net non-cash loss in the value of Ligand’s short-term investments of $17.9 million, while net income for the same period in 2019 was impacted by an after-tax gain of approximately $643 million on the sale of the Promacta license. Adjusted net income for the nine months ended September 30, 2020 was $49.4 million, or $2.93 per diluted share, compared with $48.2 million, or $2.37 per diluted share, for the same period in 2019. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

Exhibit 99.1
2020 and 2021 Financial Guidance

Ligand reiterates 2020 financial guidance and 2021 financial guidance newly introduced at its Analyst Day event on October 20, 2020, as follows:

•For 2020, Ligand expects total revenue to be approximately $170 million and adjusted diluted EPS to be $3.95. Total revenue is expected to consist of $92 million in Captisol sales, $33 million in royalty revenue and $45 million in contract revenue.
•For 2021, Ligand expects total revenue to be approximately $285 million and adjusted diluted EPS to be $6.00. Total revenue is expected to consist of $200 million of Captisol sales, $45 million in royalty revenue and $40 million in contract revenue.

Third Quarter 2020 and Recent Business Highlights
OmniAb® Platform Updates
OmniAb is Ligand’s multi-species antibody platform for the discovery of mono- and bi-specific therapeutic human antibodies. As of the third quarter of 2020, more than 8,500 clinical subjects have been or are planned to be treated by partners in clinical trials with OmniAb-derived antibodies. New clinical programs are pending at Johnson & Johnson and Merck, among others. Ligand expects the first regulatory submission for OmniAb-derived antibodies in 2021, with potential for as many as 10 approvals expected by 2025.

As part of the OmniAb platform, Ligand recently announced OmniTaur™, featuring Ultralong CDR-H3 humanized binding domains recently acquired from Taurus Biosciences. The OmniAb platform also includes the ultra-high resolution, high-speed automated antibody selection technology acquired from xCella Biosciences.

Multiple OmniAb partners reported clinical or regulatory progression with OmniAb-derived antibodies during the third quarter. Additionally, three Ligand partners (Takeda, Immunoprecise and Genovac) are pursuing development of therapeutic antibodies for the treatment of COVID-19 that were discovered with OmniAb.

CStone Pharmaceuticals announced the formation of a $480 million strategic collaboration that encompasses a $200 million equity investment by Pfizer Hong Kong in CStone, collaboration between CStone and Pfizer Investment for the development and commercialization of CStone’s PD-L1 antibody sugemalimab (CS1001) in mainland China and a framework between CStone and Pfizer Investment to bring additional oncology assets to the Greater China market. CStone announced updated results from two clinical studies of sugemalimab at the 2020 Chinese Society of Clinical Oncology Annual Meeting. CStone announced that sugemalimab met the primary endpoint as first-line treatment in stage IV squamous and non-squamous non-small cell lung cancer.

Immunovant announced positive topline results from a multicenter, placebo-controlled Phase 2a trial (ASCEND MG) of IMVT-1401, a novel investigational anti-FcRn antibody delivered by subcutaneous injection, in patients with myasthenia gravis (MG). A registration-enabling Phase 3 MG trial is expected to initiate in the first half of 2021.

Captisol® Business Updates
To date in 2020, Ligand has entered into more than 120 Captisol research use agreements and eight clinical and/or commercial license agreements. This is the highest number of use agreements to be signed in a single year since the invention of Captisol.

Captisol is utilized in the formulation of Gilead Sciences’ Veklury® (remdesivir), which on October 22, 2020 received U.S. Food and Drug Administration (FDA) approval for the treatment of patients with COVID-19 requiring hospitalization. The product has regulatory approvals for the treatment of moderate or severe COVID-19 in over 50 countries and is included in more than 30 ongoing clinical trials. Ligand is supplying Captisol to Gilead under a recently signed 10-year supply agreement. Ligand is also

Exhibit 99.1
supplying Captisol to Gilead’s voluntary licensing generic partners who are manufacturing remdesivir for 127 low- and middle-income countries.

Partner Marinus was recently awarded a BARDA contract by the U.S. government to develop Captisol-enabled IV ganaxolone for the treatment of refractory status epilepticus (RSE) caused by nerve agent exposure. Marinus also announced it had satisfied the FDA protocol-specific questions for the registrational Phase 3 trial (the RAISE trial) in RSE, allowing the company to begin patient enrollment in October. Topline data are anticipated in the first half of 2022.

Ligand plans to initiate a potentially pivotal trial for Captisol-enabled Iohexol (CE-Iohexol) in December 2020. CE-Iohexol is an iodine-based contrast agent for hospital-based imaging procedures.

Protein Expression Technology Platform Updates
On October 1, Ligand closed the previously announced acquisition of Pfenex, Inc. Pfenex brings to Ligand a proprietary protein expression technology, as well as major collaborations with Jazz Pharmaceuticals, Merck, Serum Institute of India and Alvogen, each of which has potential to contribute meaningfully to Ligand’s royalty revenue. Our partner Merck announced positive data from two Phase 3 studies with V114, which uses the protein expression technology, evaluating the safety, tolerability and immunogenicity of the investigational 15-valent pneumococcal conjugate vaccine with plans for global regulatory licensure applications in the fourth quarter 2020. Also using the platform, Jazz Pharmaceutical’s Erwinaze supply challenges due to issues with their manufacturer were solved, resulting in a robust process showing manufacturing consistency and efficiency. The program was completed from commencement to projected first BLA filing in approximately four years.

Ligand entered into a new 10-year CRM197 supply agreement with a global multi-national pharmaceutical partner focused on vaccine development.

Other Business Updates
Ligand announced the sale of its Vernalis research operations and internal programs to HitGen Inc. for $25 million in cash. Under the terms of the agreement, Ligand will retain economic rights on completed collaboration licenses as well as a share of the economic rights on current research collaboration contracts. The transaction is expected to close in the fourth quarter of 2020, subject to customary closing conditions.

Several partners also had significant regulatory, financing and business updates during the third quarter: Verona Pharma announced initiation of its ENHANCE Phase 3 trials, Retrophin announced enrollment of the first 280 patients in the pivotal Phase 3 PROTECT study of sparsentan in IgA nephropathy, and Sermonix Pharmaceuticals announced a collaboration with Eli Lilly to study lasofoxifene in combination with Lilly’s CDK 4 and 6 inhibitor abemaciclib in metastatic breast cancer.

Ligand provides regular updates on individual partner events through its Twitter account, @Ligand_LGND.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent

Exhibit 99.1
liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call with slides today beginning at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 325-0071 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 9279386. To participate via live or replay webcast, a link is available at www.ligand.com. Slides to accompany the conference call are available here.

About OmniAb®
OmniAb is a multi-species transgenic-animal platform consisting of six different technologies used for producing mono- and bispecific human therapeutic antibodies. OmniRat® animals comprise the industry’s first human monoclonal antibody technology based on rats. Because they have a complete immune system with a diverse antibody repertoire, OmniRat animals generate antibodies with human idiotypes as effectively as wild-type animals make rat antibodies. OmniMouse® is a transgenic mouse that complements OmniRat and expands epitope coverage. OmniFlic® is an engineered rat with a fixed light chain for development of bispecific, fully human antibodies. OmniChicken animals comprise the industry’s first human monoclonal antibody technology based on chickens. The OmniClic chicken is specifically developed to facilitate the generation of bispecific antibodies and retains the ability to generate diverse, high quality affinity matured antibodies. All five types of OmniAb therapeutic human antibody platform, OmniRat, OmniFlic, OmniMouse, OmniChicken®, OmniClic® and OmniTaur™, use patented technology, have broad freedom to operate, produce highly diversified, fully human antibody repertoires optimized in vivo for immunogenicity, manufacturability, and therapeutic efficacy, and deliver fully human antibodies with high affinity, specificity, expression, solubility and stability - Naturally Optimized Human Antibodies®.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead’s VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with more than 400 issued patents worldwide relating to the technology (including 37 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

Protein Expression Technology® Platform
The Protein Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production, and is especially well-suited for complex, large-scale protein production where traditional systems are not suitable. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing

Exhibit 99.1
development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, the Protein Expression Technology is well positioned to meet these growing needs as the most comprehensive broadly available protein production platform in the industry.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Protein Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production, and is especially well-suited for complex, large-scale protein production where traditional systems are not suitable. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Servier, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the number of patients that may be treated in clinical partners of drug candidates based on OmniAb; Ligand’s ability to supply Captisol to Gilead and other partners,; the potential opportunities for Ligand and its partners related to development of COVID-19 treatments; whether the planned clinical trial of CE-Iohexol can serve as a basis for registration with the FDA; the timing of product launches by Ligand or its partners; guidance regarding the full-year 2020 and 2021 financial results; and the expected timing and completion of the transaction with HitGen. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales, contract and service revenue; the COVID-19 pandemic has disrupted Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; Ligand may not achieve its guidance for 2020 or 2021; the FDA may revise or revoke approval for remdesivir for the treatment of patients with COVID-19 requiring hospitalization based on later information regarding the safety or efficacy of remdesivir; alternative COVID-19 therapies or vaccines may be approved or the risk of coronavirus infection could significantly diminish, any of which could materially and adversely affect the commercial opportunity for remdesivir; there may not be a market for the product(s) even if successfully developed and approved; Ligand may be unable to scale-up the supply of Captisol or at acceptable prices; Ligand is currently dependent on single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Amgen, Acrotech Biopharma or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its

Exhibit 99.1
partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; risks associated with closing the HitGen transaction and the timing thereof; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product and EVOMELA, an Acrotech Biopharma product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019 (1)	2020	2019 (1)
Revenues:
Royalties	$9,005	$9,767	$22,751	$35,931
Captisol	23,389	6,849	68,966	24,357
Contract	9,454	8,192	24,712	32,991
Total revenues	41,848	24,808	116,429	93,279
Operating costs and expenses:
Cost of Captisol	6,353	3,147	18,680	9,410
Amortization of intangibles	3,875	3,552	11,285	10,560
Research and development	12,853	13,742	37,476	37,244
General and administrative	15,020	9,525	34,353	31,607
Total operating costs and expenses	38,101	29,966	101,794	88,821
Gain from sale of Promacta license	—	—	—	812,797
Income from operations	3,747	(5,158)	14,635	817,255
Loss from short-term investments	(9,862)	(13,297)	(17,143)	(8,524)
Interest expense, net	(5,278)	(1,597)	(13,340)	(4,321)
Other income (expense), net	(219)	181	1,940	404
Total other income (loss), net	(15,359)	(14,713)	(28,543)	(12,441)
Income (loss) before income taxes	(11,612)	(19,871)	(13,908)	804,814
Income tax benefit (expense)	4,911	4,620	5,162	(168,147)
Net income (loss):	$(6,701)	$(15,251)	$(8,746)	$636,667

Basic net income (loss) per share	$(0.42)	$(0.81)	$(0.54)	$32.51
Shares used in basic per share calculation	16,082	18,770	16,222	19,586

Diluted net income (loss) per share	$(0.42)	$(0.81)	$(0.54)	$31.29
Shares used in diluted per share calculations	16,082	18,770	16,222	20,349

(1) Certain reclassifications have been made to the prior period data to conform with the current period presentation.

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$795,070	$1,069,867
Accounts receivable, net	32,907	30,387
Inventory	13,430	7,296
Income taxes receivable	—	11,361
Other current assets	3,191	4,734
Assets held for sale	13,143	—
Total current assets	857,741	1,123,645
Deferred income taxes, net	27,026	25,608
Goodwill and other identifiable intangible assets, net	326,718	305,677
Commercial license and other economic rights, net	10,834	20,090
Other assets	25,130	19,895
Total assets	$1,247,449	$1,494,915
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,667	$12,256
Current contingent liabilities	1,194	2,607
Deferred revenue	5,404	2,139
Income taxes payable	674	—
Liabilities related to assets held for sale	10,361	—
Total current liabilities	42,300	17,002
2023 convertible senior notes, net	454,973	638,959
Long-term contingent liabilities	9,604	6,335
Deferred income taxes, net	13,508	32,937
Other long-term liabilities	29,240	32,450
Total liabilities	549,625	727,683
Total stockholders' equity	697,824	767,232
Total liabilities and stockholders' equity	$1,247,449	$1,494,915

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019 (6)	2020	2019 (6)

Net income (loss)	$(6,701)	$(15,251)	$(8,746)	$636,667
Share-based compensation expense	7,741	6,297	20,753	18,215
Non-cash interest expense(1)	5,301	7,560	17,743	22,562
Amortization related to acquisitions and intangible assets	3,875	3,552	11,285	10,560
Amortization of commercial license and other economic rights(2)	(228)	4,595	3,277	10,048
Change in contingent liabilities(3)	(28)	(222)	(384)	772
Acquisition and integrations costs(4)	4,956	—	4,956	445
Loss from short-term investments	9,862	13,297	17,143	8,524
Realized gain from short-term investments	1,811	129	761	414
Other	687	137	1,070	(718)
Income tax effect of adjusted reconciling items above	(9,610)	(8,200)	(17,315)	(15,342)
Excess tax benefit from share-based compensation(5)	(172)	—	(1,113)	(1,371)
	17,494	11,894	49,430	690,776
Gain from sale of Promacta license, net of tax	—	(2,350)	—	(642,615)
Adjusted net income	$17,494	$9,544	$49,430	$48,161
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$(0.42)	$(0.81)	$(0.54)	$31.29
Share-based compensation expense	0.48	0.34	1.28	0.90
Non-cash interest expense(1)	0.33	0.40	1.09	1.11
Amortization related to acquisitions and intangible assets	0.24	0.19	0.70	0.52
Amortization of commercial license and other economic rights(2)	(0.01)	0.24	0.20	0.49
Change in contingent liabilities(3)	—	(0.01)	(0.02)	0.04
Acquisition and integrations costs(4)	0.31	—	0.31	0.02
Loss from short-term investments	0.61	0.70	1.06	0.42
Realized gain from short-term investments	0.11	0.01	0.05	0.02
Other	0.04	0.01	0.07	(0.04)
Income tax effect of adjusted reconciling items above	(0.59)	(0.44)	(1.08)	(0.75)
Excess tax benefit from share-based compensation(5)	(0.01)	—	(0.07)	(0.07)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	(0.05)	(0.02)	(0.12)	—
	1.04	0.61	2.93	33.95
Gain from sale of Promacta license, net of tax	—	(0.12)	—	(31.58)
Adjusted net income	$1.04	$0.49	$2.93	$2.37

GAAP - Weighted average number of common shares-diluted	16,082	18,770	16,222	20,349
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	703	695	651	—
Adjusted weighted average number of common shares-diluted	16,785	19,465	16,873	20,349

Exhibit 99.1

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended September 30, 2020, the amount represents the amortization of commercial license and other economic rights to revenue. For the three months ended September 30, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in the amounts of $(170) and $4,765, respectively. For the nine months ended September 30, 2020, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in the amount of $769 and $2,508, respectively. For the nine months ended September 30, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in the amount of $913 and $9,135, respectively.

(3) Amounts represent changes in fair value of contingent consideration related to Icagen, Crystal, CyDex, and Metabasis transactions.

(4) Amounts represent acquisition and integration related costs primarily in connection with the announced Pfenex acquisition.

(5) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(6) Certain reclassifications have been made to the prior period data to conform with the current period presentation.

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

Nine months ended
September 30, 2019
Consolidated revenue	$93,279
Less: royalty revenue from Promacta	(14,193)
Adjusted consolidated revenue	$79,086

Adjusted net income	$48,161
Less: royalty revenue from Promacta	(14,193)
Add: tax effect of the royalty revenue from Promacta	3,048
Adjusted net income excluding royalty revenue from Promacta	$37,016

Adjusted net income per diluted shares, excluding royalty revenue from Promacta	$1.82

GAAP - weighted average number of common shares - diluted	20,349

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